Envoy Acquires Softac Systems

VALENCIA, CA / ACCESWIRE / June 3, 2015 / Envoy Group Corp (PINKSHEETS: ENVV) is pleased to announce it has signed a binding Letter of Intent to acquire SOFTAC Systems Ltd, which has developed the award winning QuakeTrip seismic power shutdown service.

SOFTAC, located in Surrey, British Columbia (BC), Canada, is an innovative world leader in the industrial and electrical control business. For over 30 years, SOFTAC has developed a diverse range of products serving Municipalities, and the Sawmilling, Ski resort and Mining industries. These products range from sophisticated Scanning systems and motor control software programs and now the QuakeTrip Seismic Power Shutdown Device.

Envoy recognises that much of the worlds population lives with the proximity of active earthquake epicenters. In 2008, the United States Geologic Survey (USGS) issued a report predicting over 1,800 deaths and $213 billion in damages would result from a 7.8 quake on just the south end of the San Andreas fault numbers that could be reduced by preparation.

QuakeTrip is a patented system of Earthquake Fire Prevention and won the Advanced Technology Award from the 10,000-member Applied Science Technologists and Technicians of BC. QuakeTrip is capable of providing the highest level of automatic property protection from the dangerous electrical fires that inevitably follow major earthquakes.

The USGS estimates that several million earthquakes occur in the world each year. Their recent report published in June 2014 noted that the average rate of major earthquakes, those larger than magnitude 7, had been 10 per year since 1979 but has seen a 65 percent increase recently.

Although numeric values, from 1 to 10, are used to report the magnitude of earthquakes it is important to note that each individual numerical step, from 1 to 2 etc., represents a ground motion change of 10 times, but an energy change of approximately 32 times. Thus incremental increases in the magnitude of the scale represents huge difference in the energy released, making an 8.7 quake 23,000 times stronger than a 5.8 quake. The energy released best indicates the destructive power that a quake could have to a city.

Many cities have begun programs to help prevent damage from earthquakes and fires represent the number one post-quake threat due to damage to electricity and gas lines. SOFTACS comprehensive Quaketrip system seamlessly integrates with existing infrastructure to shut down the main breaker of a buildings electrical supply, close down valves and elevator control systems, activate alarms to warn schoolchildren, workers, residents and call Firefighters and Emergency Responders.

Harp Sangha, Envoys CEO and Chairman states, We are incredibly pleased to be bringing the Softac team into Envoy. I have an extremely high regard for Softacs President, Ian Bowman and his team of development professionals. Softac has applied its proven QuakeTrip product throughout the U.S. and Canada and with Envoy we hope to quickly help them expand the portfolio of service globally. There is an incredible need for this life saving product in so many high-risk zones worldwide.

The details and the terms laid out in the Letter of Intent will be released by June 21st 2015.

About Envoy Group Corp.

Envoy Group, Corp. is company with a strong market reach and a strategy to identify, evaluate, explore, and develop new business opportunities across North America, Europe and Asia.

For further information please contact:

Envoy Group Corp.
Investor Relatons
Tel: 1 604 825 1309

About SOFTAC Systems Ltd.

SOFTAC Systems Ltd. was founded in 1983 and is an established provider of Industrial hardware, optimization and control software and services to a wide range of industries.

For further information follow these links:
https://www.softacsystems.com; http://www.quaketrip.com/; https://www.facebook.com/Quaketrip ;

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SOURCE: Envoy Group Corp.